Exhibit 21.1

LIST OF SUBSIDIARIES

			Beneficial
	Place of	Date of	Ownership
Name of Subsidiary	Incorporation	Incorporation	Interest

Elite Renewable Energies Technology, Inc.	California	January 29, 2009	100%
Quality Green Building Supplies, Inc.	California	July 28, 2009	50.52%